Exhibit 23.1

Nareshkumar H.

Arora

Certified Public Accountant

2350 Mission College Blvd., Suite #1160, Santa Clara, CA 95054

Phone: 408-988-2900 | Fax: 408-988-2907 | naresh@taxguru.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form 10-SB Registration Statement of American Centrality Group, Inc. of our report dated October 31, 2007, relating to the consolidated balance sheet of American Centrality Group, Inc. and its subsidiary as of September 30, 2007 and the consolidated statements of operations, shareholder’s equity, and cash flows for the period from January 1, 2007 to September 30, 2007 and the cumulative period from March 14, 2005 (date of inception) to September 30, 2007, which is incorporated by reference into such Form 10-SB.

/s/ Nareshkumar H. Arora

NARESHKUMAR H. ARORA

Santa Clara, California

December 14, 2007